Exhibit 97.1
NOVARTIS AG
POLICY GOVERNING THE RECOVERY OF
ERRONEOUSLY AWARDED COMPENSATION
1. Purpose
This Policy Governing the Recovery of Erroneously Awarded Compensation (“Policy”) has been adopted by the Board of Directors of Novartis AG (“Board”) to comply with the requirements of United States Securities and Exchange Commission Rule 10D-1 (“Rule 10D-1”) and Section 303A.14 of the New York Stock Exchange Listed Company Manual (“Section 303A.14”).
Pursuant to this Policy, the Company will recover, to the fullest extent permitted by law and in a manner determined by the Board and consistent with Rule 10D-1 and Section 303A.14, any Erroneously Awarded Compensation Received by a current or former Executive Officer on or after October 2, 2023 if:
• the grant, vesting or payment of the Incentive-Based Compensation was based wholly or in part upon the attainment of a Financial Reporting Measure that was subsequently the subject of a Restatement of the Company’s financial statements; and
• the amount of the Incentive-Based Compensation that would have been Received by the Executive Officer had the Financial Reporting Measure been properly reported would have been lower than the amount actually Received.
2. Recovery of Erroneously Awarded Compensation
(a) The Company will recover reasonably promptly the amount of Erroneously Awarded Compensation in the event that the Company is required to prepare a Restatement:
(i) This Policy shall apply to all Incentive-Based Compensation Received by a person:
(1) After beginning service as an Executive Officer;
(2) Who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation;
(3) While the Company has a class of securities listed on a United States national securities exchange or a United States national securities association; and
(4) During the Recovery Period.
(ii) The Company may exercise discretion in how to accomplish recovery acting in a manner that effectuates the purpose of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010: to prevent current or former Executive Officers from retaining Incentive-Based Compensation they Received and to which they were not entitled under the Restatement. Depending on the particular facts and circumstances, different methods of recovery may be appropriate in different circumstances.

(iii) The Company shall recover Erroneously Awarded Compensation in compliance with this Policy except to the extent that the conditions of paragraphs (1), (2), or (3) of this subsection 3(a)(iii) are met, and the Compensation Committee of the Board has made a determination that recovery would be impracticable.
(1) The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the NYSE.
(2) Recovery would violate Swiss law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of Swiss law, the Company shall obtain an opinion of Swiss counsel, acceptable to the NYSE, that recovery would result in such a violation, and must provide such opinion to the NYSE.
(3) Recovery would likely cause an otherwise United States tax- qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the anti-alienation requirements of 26 U.S.C. 401(a)(13) or the non-forfeitability requirements of 26 U.S.C. 411(a) and regulations thereunder.
(iv) The Company shall not indemnify any current or former Executive Officers against the loss of Erroneously Awarded Compensation.
(b) The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the United States Federal securities laws, including the disclosure required by the applicable Commission filings.

3. Definitions
(a) Commission means the United States Securities and Exchange Commission.
(b) Company means Novartis AG.
(c) Executive Officer means the Company’s president, principal financial officer, principal accounting officer (or if no such officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), or an officer who performs a policy-making function, or any other person who performs similar policy making functions for the Company, such person shall be so designated as an Executive Officer. At the Company, this includes all members of the ECN, who have been delegated by the Board with the management of the Company, and the Head of Financial Reporting and Accounting.
(d) ECN means the Executive Committee of Novartis.
(e) Erroneously Awarded Compensation means the amount of Incentive-Based Compensation Received that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the amounts pursuant to a Restatement, and must be computed without regard to any taxes paid. For Incentive-Based Compensation based on the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Restatement:
(i) The amount must be based on a reasonable estimate of the effect of the Restatement on the Company’s stock price or total shareholder return upon which the Incentive-Based Compensation was Received; and
(ii) The Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.
(f) Financial Reporting Measures mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Company stock price and total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Commission.
(g) Group means the Company and all its direct and indirect subsidiaries.
(h) Incentive-Based Compensation means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
(i) NYSE means the New York Stock Exchange.
(j) Incentive-Based Compensation is deemed Received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

(k) Recovery Period means three completed fiscal years of the Company immediately preceding the date that the Company is required to prepare a Restatement. In addition to these last three completed fiscal years of the Company, this Policy shall apply to any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to twelve months would be deemed a completed fiscal year. The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the Restatement is filed with the Commission.
For purposes of determining the relevant Recovery Period, the date that the Company is required to prepare a Restatement is the earlier to occur of:
(i) The date the Company’s Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or
(ii) The date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.
(l) Restatement means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under United States Federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
4. Miscellaneous
The Compensation Committee of the Board shall have full and final authority to make all determinations under this Policy, including but not limited to, determining the amount of the Erroneously Awarded Compensation to be recovered from the Executive Officer and the manner in which such Erroneously Awarded Compensation shall be recovered. All determinations and decisions made by the Compensation Committee’s independent directors pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its affiliates, its shareholders and employees.
Each award agreement or other document setting forth the terms and conditions of any Incentive-Based Compensation granted to an Executive Officer (or any person who becomes an Executive Officer) shall be deemed to include and incorporate the provisions of this Policy. The remedies specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company.
As adopted by the Board of Directors of the Company on August 29, 2023.